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                                                                     EXHIBIT 4.3

                         INTERACTIVE INTELLIGENCE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                  SECTION 1. DESIGNATION AND PURPOSE OF PLAN. The name of this Plan is the Interactive Intelligence, Inc. Employee Stock Purchase Plan. The purpose of the Plan is to provide incentives, through the ownership of Company common stock, for employees to enhance Company performance through their services. The Plan is intended to comply, and should be interpreted where possible to comply, with the terms of Code section 423.

                  SECTION 2. DEFINITIONS. As used in the Plan, the following terms, when capitalized, have the following meanings:

                  (a) "Agent" means Norwest Bank Minnesota, N.A., or any successor agent selected by the Company.

                  (b) "Beneficiary" means, with respect to a Participant, the individual or estate designated, pursuant to Section 11, to receive the Participant's Payroll Deduction Account balance and Investment Account assets in the event of the Participant's death.

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and its interpretive rules and regulations.

                  (e) "Committee" means the Employee Stock Purchase Plan Committee established pursuant to Section 12 to administer the Plan.

                  (f) "Common Stock" means the Company's common stock, $0.01 par value.

                  (g) "Company" means Interactive Intelligence, Inc. and any successor by merger, consolidation or otherwise.

                  (h) "Compensation" means, with respect to an Eligible Employee for a calendar year, the Eligible Employee's wages, salary, commissions, bonuses, and other remuneration for services, including salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

                  (i) "Designated Subsidiary" means any Subsidiary of the Company that is designated from time to time by the Committee to permit the employees of that Subsidiary to participate in the Plan.

                  (j) "Effective Date" means April 1, 2000, subject to approval of the Plan by the Company's shareholders within 12 months of the Plan's adoption.

                  (k) "Eligible Employee" means any employee of the Company or any Designated Subsidiary that meets the eligibility requirements of
         Section 4.

                  (l) "Enrollment Form" means the form filed with the Committee authorizing payroll deductions pursuant to Section 5.


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                  (m) "Entry Date" means the first day of each calendar quarter that coincides with or follows the Effective Date.

                  (n) "Fair Market Value" means, with respect to any Investment Date, the lower closing price, as reported on The Nasdaq Stock Market, on the first or last business day of the immediately preceding calendar quarter.

                  (o) "Investment Account" means the account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 6.

                  (p) "Investment Date" means the first business day of each calendar quarter after the Effective Date, on which shares of Common Stock are or could be traded on The Nasdaq Stock Market.

                  (q) "Participant" means an Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to
         Section 5 and who has not ceased to participate in the Plan pursuant to
         Section 10.

                  (r) "Payroll Deduction Account" means the account established for a Participant to hold payroll deductions pursuant to Section 5.

                  (s) "Plan" means this instrument and the employee stock purchase plan established by this instrument.

                  (t) "Purchase Price" means the price for each whole and fractional share of Common Stock, including those purchased by dividend reinvestment, which shall be 85% of the Fair Market Value of such whole or fractional share as of the Investment Date.

                  (u) "Subsidiary" means any corporation which is a "subsidiary corporation" of the Company as such term is defined in Section 424 of the Code.

                  SECTION 3. SHARES RESERVED FOR THE PLAN. The Company shall reserve for issuance and purchase by employees under the Plan an aggregate of 500,000 shares of Common Stock, subject to adjustment as provided in Section 14. Shares subject to the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or in private transactions. Shares needed to satisfy the Plan may be acquired from the Company or by purchases at the Company's expense on the open market or in private transactions.

                  SECTION 4. ELIGIBLE EMPLOYEES. All employees of the Company or any Designated Subsidiary are eligible to participate in the Plan, except the following:

                  (a) any employee who had not been employed for more than 30 days prior to the Entry Date;

                  (b) any employee whose customary employment is 20 hours or less per week; and

                  (c) any employee whose customary employment is for not more than 5 months in a calendar year.

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                  SECTION 5. ELECTION TO PARTICIPATE. Each Eligible Employee may
become a Participant on the Entry Date that coincides with or follows the date he first becomes an Eligible Employee, by complying with this Section.

                  (a) The Eligible Employee shall file with the Committee an Enrollment Form authorizing specified regular payroll deductions from his Compensation.

                  (b) Regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 20% of Compensation for the payroll period and to a maximum deduction per payroll period of $1000.

                  (c) The Company shall hold all payroll deduction amounts as part of its general assets, but shall credit each Participant's payroll deduction amounts, without interest, to a Payroll Deduction Account in his name.

                  (d) To begin participation as of an Entry Date, an Eligible Employee must file his Enrollment Form with the Committee not less than 14 days before that Entry Date, unless a shorter period of time is prescribed by the Committee. An Enrollment Form not filed within the prescribed filing period shall be effective the second Entry Date following the filing of the Enrollment Form.

                  (e) A Participant may increase or decrease his payroll deduction, effective as of the next Entry Date, by filing a new Enrollment Form.

                  (f) At any time during the first 2 1/2 months of a calendar quarter, a Participant may elect to terminate his payroll deductions and receive a refund of the balance in his Payroll Deduction Account accumulated during that calendar quarter. In that event, he shall not again become a Participant until the second Entry Date following his election to terminate.

                  SECTION 6. PARTICIPANT PURCHASES AND INVESTMENT ACCOUNTS. On each Investment Date, each Participant shall be deemed, without further action, to have purchased shares of Common Stock with the entire balance in his Payroll Deduction Account, and the Agent shall credit the purchased shares to the Participant's Investment Account.

                  (a) The Participant shall be credited with the number of whole and fractional shares (rounded to three decimal places) that his Payroll Deduction Account balance can purchase at the Purchase Price on that Investment Date.

                  (b) All dividends paid with respect to the whole and fractional shares of the Common Stock and shares so purchased shall be reinvested in Common Stock and added to the shares held for a Participant in his Investment Account.

                  (c) Expenses incurred in the purchase of shares and the expenses of the Agent shall be paid by the Company.

                  SECTION 7. LIMITATION ON PURCHASES. Participant purchases are subject to the following limitations:

                  (a) During any one calendar year, a Participant may not purchase, under the Plan or under any other plan qualified under Code section 423, shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each date of purchase) in excess of $25,000.
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                  (b) During any one calendar year, all Participants who are corporate officers of the Company may not purchase, in the aggregate, more than 50% of the Common Stock purchased under the Plan during that calendar year.

                  (c) A Participant's Payroll Deduction Account may not be used to purchase Common Stock on any Investment Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code section 424(d)) stock possessing 5% or more of the total combined voting power of the Company. For this purpose, stock that the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant's ability to purchase Common Stock, the Participant's payroll deductions shall terminate, and he shall receive a refund of the balance in his Payroll Deduction Account.

                  SECTION 8. STOCK PURCHASES BY AGENT. As of each Investment Date, the Agent shall acquire, using the accumulated balances of all Participants' Payroll Deduction Accounts, shares of Common Stock to be credited to those Participants' Investment Accounts.

                  (a) The Agent shall acquire shares issued or held as treasury shares by the Company or, if directed by the Committee, by purchases on the open market or in private transactions.

                  (b) If shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Agent the difference between the Purchase Price and the price at which such shares are purchased for Participants.

                  SECTION 9. INVESTMENT ACCOUNT WITHDRAWALS. Upon 5 business days advance written notice to the Agent, a Participant may elect as of any Investment Date to withdraw the assets in his Investment Account.

                  (a) The Participant may elect to obtain a certificate for the whole shares of Common Stock credited to his Investment Account. As a condition of participation in the Plan, each Participant agrees to notify the Company if he sells or otherwise disposes of any of his shares of Common Stock within two years of the Entry Date immediately preceding the Investment Date on which such shares were purchased.

                  (b) The Participant may elect that all shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him.

                  (c) In either event, the Agent will sell any fractional shares held in the Investment Account and remit the proceeds of such sale, less selling expenses, to the Participant.

                  (d) If a Participant withdraws the assets in his Investment Account, he shall cease to be a Participant and shall not again become a Participant until the second Entry Date following the withdrawal.

                  SECTION 10. CESSATION OF PARTICIPATION. If a Participant dies, terminates employment, or withdraws assets from his Investment Account, he shall cease to participate in the Plan, the Company shall refund the balance in his Payroll Deduction Account, and the Agent shall distribute the assets in his Investment Account.

                  (a) In the event of the Participant's death, his Payroll Deduction Account balance and his Investment Account assets shall be distributed to his Beneficiary.
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                  (b) If the Participant terminates employment, his Payroll
         Deduction Account balance and his Investment Account assets shall be distributed to him.

                  (c) Upon distribution, the Participant or, in the event of his death, his Beneficiary may elect to obtain a certificate for the whole shares of Common Stock credited to the Participant's Investment Account or may elect that any whole shares in his Investment Account be sold. In that event, the Agent will sell such whole shares and any fractional shares held in the Investment Account and remit the proceeds of such sale, less selling expenses.

                  SECTION 11. BENEFICIAL INTERESTS IN PLAN. Each Payroll Deduction Account and each Investment Account shall be in the name of the Participant. A Participant may designate a Beneficiary to receive his interests in both accounts in the event of his death by complying with procedures prescribed by the Committee. If a Participant dies without having designated a Beneficiary, or if the Beneficiary does not survive the Participant, the Participant's estate shall be his Beneficiary.

                  SECTION 12. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Employee Stock Purchase Plan Committee.

                  (a) The Committee shall consist of not less than three members appointed by the Board. The Board from time to time may fill vacancies in the Committee.

                  (b) Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions (including directing the Agent as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons.

                  (c) A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee.

                  (d) The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

                  SECTION 13. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a Participant.

                  SECTION 14. CHANGE IN CAPITAL STRUCTURE. Despite anything in the Plan to the contrary, the Committee may take the following actions without the consent of any Participant or Beneficiary, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

                  (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

                  (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the

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         Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

                  SECTION 15. AMENDMENT OF THE PLAN. The Board may at any time, or from time to time, amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment that would increase the number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in capitalization of the Company) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Eligible Employees under the Plan.

                  SECTION 16. TERMINATION OF THE PLAN. The Plan and all rights of employees and beneficiaries under the Plan shall terminate:

                  (a) on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

                  (b) at any date at the discretion of the Board.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a prorata basis. Upon termination of the Plan, each Participant shall receive the balance in his Payroll Deduction Account and all shares in his Investment Account.

                  SECTION 17. INDEMNIFICATION OF COMMITTEE. Members of the Committee shall be entitled to indemnification and reimbursement to the same extent applicable to directors of the Company pursuant to its Articles of Incorporation and Bylaws.

                  SECTION 18. GOVERNMENT REGULATIONS. The Plan, the grant and exercise of the rights to purchase shares under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

                  INTERACTIVE INTELLIGENCE, INC. has caused this Interactive Intelligence, Inc. Employee Stock Purchase Plan to be adopted as of April 1, 2000.

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